EXHIBIT 99.1

BioLife Solutions Announces
Record Revenue of $2.2 Million in First Quarter of 2013

Company Achieves Operating Income of $0.2 Million Driven by Organic Growth; Licensing Revenue

BOTHELL, WA— May 14, 2013 —BioLife Solutions, Inc. (OTCQB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract aseptic media manufacturer, today announced record revenue for the first quarter of 2013 of $2.2 million, including license revenue of $0.6M, representing 5% sequential growth over the fourth quarter of 2012 and 158% growth over the first quarter of 2012.

Mike Rice, Chief Executive Officer, said, “Overall, we are pleased with our performance in the first quarter of 2013. We continued to meet demand from our contract manufacturing customers and have expanded our production and warehouse facilities to support growth in this service revenue line. We also negotiated a new intellectual property license agreement with a leading regenerative medicine company that resulted in license revenue of $0.6 million in the quarter.  This is continued validation of the unique and critical value proposition of our proprietary technologies.  Core product sales to the regenerative medicine market were lower than expected, highlighting uneven product ordering patterns from customers that are developing these novel therapies, due to the pace of product evaluations, adoption, and clinical trials.”

The regenerative medicine market is expected to grow to more than $35 billion by 2019, according to TriMark Publications’ newly published "Regenerative Medicine Markets" report.  BioLife's addressable portion of the market is the demand for reagents used to store, ship and freeze source material and manufactured doses of cell-based products and therapies.

Rice continued, “We estimate that our HypoThermosol® cell/tissue storage medium and CryoStor® cryopreservation freeze media products are used in more than fifty clinical trial-stage cell and tissue based therapies in the regenerative medicine field, any one of which could generate $1 million per year in revenue, if regulatory and marketing approvals are obtained by our customers, and their products are commercially successful.”

First Quarter 2013 Financial Results

Total revenue for the first quarter of 2013 was $2.2 million, compared to $0.8 million in the same period of 2012. The increase of 158% from 2012 to 2013 was due primarily to increased license revenue, contract manufacturing revenue and higher sales to our network of distributors, offset by lower direct product sales to the regenerative medicine market. Sales to this segment are uneven due to the pace of customer product evaluations, adoption, and clinical trials.

During the first quarter of 2013, we negotiated a new intellectual property license agreement that provides one customer with limited access to our intellectual property under certain conditions. This customer paid upfront fees for the specific rights and there are no future performance obligations. The upfront fee of $0.5 million was recognized as revenue during the quarter and $0.1 million in deferred revenue associated with this customer was recognized as all future performance obligations associated with the previous license agreements were cancelled with the agreement signed in the first quarter of 2013.

Gross margin as a percentage of revenue decreased to 52.1% in the first quarter of 2013 compared to 58.6% for the same period in 2012 due primarily to the increase in contract manufacturing product sales, which has a higher cost of sales, compared to core product sales, offset by recognition of the license revenue during the quarter with no associated costs.

Operating expenses in the first quarter of 2013 were $0.9 million compared with $0.7 million in the first quarter of 2012. This increase was primarily attributable to additional personnel costs that commenced in the second quarter of 2012, higher corporate costs, higher depreciation and rent costs related to the new facility, and higher office-related expenses.

For the first quarter in 2013, the Company reported operating income of $0.2 million compared to operating loss of $0.2 million in the first quarter of 2012. Net loss was $(7,176), or $(0.00) per share for the first quarter of 2013, compared to a loss of $0.3 million or $(0.00) per share in the first quarter of 2012.

Outlook for 2013

The Company continues to expect the following 2013 results:

●
Revenue in the range of $6.5 million to $7.0 million, driven by continued increases in sales to existing core product and contract manufacturing customers, the addition of new customers in the regenerative medicine market as our customers continue to move their cell and tissue based therapies and products through the clinical trial and regulatory approval processes, and continued focus on sales through our existing distribution network. The Company does not anticipate additional licensing transactions similar to that concluded in the first quarter.

●
Gross margin as a percentage of revenue of approximately 38% - 41% in 2013, with fluctuation occurring as a result of changes in the mix of core product sales and contract manufacturing services revenue.

●	Operating expense increases of 10% - 20% over 2012, with increases expected in all areas primarily in personnel related costs.

●	Operating and net income (loss) improvements over 2012.

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions for cells, tissues, and organs.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities and potential regulatory approvals and commercial success of our customers’ products. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com

BioLife Solutions, Inc. Statement of Operations
	Three Months Ended March 31,
	2013	2012
Revenue
Product sales	$1,550,845	$830,880
Licensing revenue	609,167	5,000
Total revenue	2,160,012	835,880
Cost of product sales	1,034,528	346,129
Gross profit	1,125,484	489,751
Operating expenses
Research and development	105,968	116,521
Sales and marketing	202,758	73,381
General and administrative	624,427	479,113
Total operating expenses	933,153	669,015

Operating income (loss)	192,331	(179,264)

Other income (expenses)
Other income	––	88,272
Interest expense	(185,555)	(178,777)
Loss on disposal of equipment	––	(63)
Amortization of deferred financing costs	(13,952)	(27,045)
Total other income (expenses)	(199,507)	(117,613)
Net Loss	$(7,176)	$(296,877)
Basic and diluted net loss per common share	$(0.00)	$(0.00)

Basic and diluted weighted average common shares used to calculate net loss per common share	69,873,598	69,679,854

Selected Balance Sheet Data	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$61,523	$196,478
Accounts receivable	976,157	600,153
Inventories	676,438	656,397
Total current assets	1,915,919	1,627,759
Total current liabilities	1,473,479	1,365,338
Promissory notes payable, related parties	10,603,127	10,603,127
Accrued interest, related parties	2,944,946	2,759,391
Total liabilities	15,819,636	15,655,852
Total shareholders' equity (deficiency)	(12,400,359)	(12,486,023)

Selected Cash Flow Data	Three Months Ended March 31,
	2013	2012
Cash used in operating activities	$(126,476)	$(74,823)
Cash used in investing activities	(33,937)	(46,517)
Cash provided by financing activities	25,458	175,000
Net increase (decrease) in cash and equivalents	(134,955)	53,660